EXHIBIT 4.2.6

                                     WARRANT

NEITHER THIS WARRANT NOR THE SHARES ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE REPRESENTATIONS AND AGREEMENTS MADE BY THE RECORD HOLDER HEREOF SET FORTH IN THIS WARRANT.

                               AMBIENT CORPORATION

No.:

Number of Shares: ___                      Date of Issuance:  September 29, 2000

FOR VALUE RECEIVED, subject to the provisions hereinafter set forth, the undersigned, Ambient Corporation, a Delaware corporation (together with its successors and assigns, the "Issuer" or the "Company"), hereby certifies that ________________, or its registered permitted assigns is entitled to subscribe for and purchase (hereinafter, the "Holder"), during the period specified in this Warrant, up to __________ shares (subject to adjustment as hereinafter provided) of the duly authorized, validly issued, fully paid and non-assessable Common Stock, par value $0.001 (the "Common Stock") of the Company (in each such case, the "Warrant Shares"), at an exercise price per share equal to $4.50 ("Per Share Warrant Price"); subject, however, to the provisions and upon the terms and conditions hereinafter set forth.

1. Warrant Period; Exercise of Warrant

      1.1 This Warrant may be exercised in whole or part at any time commencing immediately following the approval by the Company's stockholders at the annual 2000 general meeting of the stockholders of an increase in the authorized shares of the Company's stock (such date hereinafter referred to as the "Conversion Date"), on any business day on or after the Conversion Date and continuing up to the fourth anniversary thereof (the "Warrant Period"), (i) by the surrender of this Warrant (with a duly executed exercise form in the form attached at the end hereof as Exhibit A) at the principal office of the Company, together with the proper payment of the Per Share Warrant Price times the applicable number of Warrant Shares or (ii) by the surrender of this Warrant (with the cashless exercise form at the end hereof duly executed) (a "Cashless Exercise") at the address set forth in Section 11 hereof. Such presentation and surrender shall be deemed a waiver of the Holder's obligation to pay the aggregate Warrant Price, or the proportionate part thereof if this Warrant is exercised in part. In the event of a Cashless Exercise, the Holder shall exchange its Warrant for that number of Warrant Shares subject to such Cashless Exercise multiplied by a fraction, the numerator of which shall be the difference between the then Current Market Price and the Per Share Warrant Price, and the denominator of which shall be the then Current

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Market Price. For purposes of any computation under this Section 1, the then
Current Market Price per share of the Common Stock (the "Current Market Price") shall be deemed to be the last reported trade of the Common Stock on the trading day prior to such date or, in case no such reported sales take place on such day, the average of the last reported bid and asked prices of the Common Stock on such day, in either case on the principal national securities exchange on which the Common Stock is admitted to trading or listed, or if not listed or admitted to trading on any such exchange, the representative closing sale price of the Common Stock as reported by the National Association of Securities Dealers, Inc. Automated Quotations System ("NASDAQ"), or other similar organization if NASDAQ is no longer reporting such information, or, if the Common Stock is not reported on NASDAQ, the high per share sale price for the Common Stock in the over-the-counter market as reported by the National Quotation Bureau or similar organization, or if not so available, the fair market value of the Common Stock as determined in good faith by the Board of Directors.

      1.2 Upon such surrender of this Warrant, the Company will (a) issue a certificate or certificates in the name of Holder for the Warrant Shares to which the Holder shall be entitled and (b) if the Warrant is exercised in part, deliver to the Holder certificates evidencing the balance, if any, of the Warrant Shares to be issuable pursuant to the provisions of this Warrant.

2. Redemption of Warrants.

      Commencing at the end of the twelve months following the issuance of the Warrant and upon delivery of a notice of redemption to the holder hereof (hereafter, the "Notice of Redemption"), the Company may redeem (to the extent not then exercised) the Warrant for $.10 per Warrant Share if the underlying capital stock issuable upon exercise thereof is covered by an effective and current registration statement on Form SB-2 (or any other appropriate form) under the Securities Act of 1933, as amended (the "Securities Act") and the Average Share Price of the Company's shares is equal to or above 200% of the Warrant exercise price for a period of twenty consecutive trading days immediately preceding the delivery or transmission of the Notice of Redemption; provided, that, notwithstanding the foregoing, the Holder may exercise the Warrant (in part or in full) within seven (7) business days following delivery to the Holder of the Notice of Redemption by payment in immediately available funds of the amount reflecting such exercise of the Warrant.

      'Average Share Price' as used herein means the average of the closing bid prices of shares of the Common Stock of the Issuer (as reported by Bloomberg Financial Markets) on the stock exchange or public market on which the Common Stock trades.

3. Representations and Warranties

      The Holder (i) represents, warrants, covenants and agrees that the Warrant and the underlying Warrant Shares are being acquired by the Holder for the Holder's own account, for investment purposes only, and not with a view to any public distribution thereof or with any present intention of so distributing all or any part of the Warrant or the Warrant Shares; (ii) understands (x) that if it should thereafter decide to dispose of


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such Warrant or Warrant Shares (which it does not contemplate at such time) it may do so only in compliance with the Securities Act, including any exemption therefrom, (y) this Warrant and the Warrant Shares are not registered under the Securities Act; and (iii) acknowledges that, as of the date hereof, it has been given a full opportunity to ask questions of and to receive answers from the Company concerning this Warrant and the Warrant Shares and the business of the Company and to obtain such information as it desired in order to evaluate the acquisition of this Warrant and the Warrant Shares, and all questions have been answered to its full satisfaction.

4. Reservation of Shares

      (a) The Company covenants that at all times during the Warrant Period it shall have authorized and in reserve, and will keep available solely for issuance or delivery upon exercise of the Warrant, the Warrant Shares and other securities and properties as from time to time shall be receivable upon the exercise of this Warrant.

      (b) The shares of Common Stock represented by each and every certificate for Warrant Shares delivered upon exercise of this Warrant shall at the time of such delivery, be duly authorized, validly issued and outstanding, fully paid and non-assessable and not subject to preemptive rights or rights of first refusal, and the Company will take such actions as may be necessary to assure that the par value, if any, per share of the Common Stock is at all times equal to or less the then Par Share Warrant Price. The Company shall pay all documentary, stamp or similar taxes and other similar governmental charges that may be imposed with respect to the issuance or delivery of any Common Shares upon exercise of the Warrants (other than income taxes); provided, however, that if the Common Shares are to be delivered in a name other than the name of the Holder, no such delivery, no such delivery shall be made unless the person requesting the same has paid to the Company the amount of transfer taxes or charges incident thereto, if any.

5. Adjustment

      5.1 In case of any consolidation or merger of the Company with or into another corporation (other than a merger or consolidation in which the Company is the surviving or the continuing corporation) or in the case of any sale or conveyance to another corporation or other entity of the property, assets or business of the Company as an entirety or substantially as an entirety, in any such case, the Company or such successor or purchasing corporation or entity, as the case may be, shall (i) execute with the Holder an agreement that the Holder shall have the right thereafter to receive upon the exercise of the Warrant the kind and amount of shares and/or other securities or other property which he would have owned or have been entitled to receive after the happening of such consolidation, merger, sale or conveyance had the Warrant been exercised immediately prior to such action, (ii) make effective provision in its certificate of its incorporation or otherwise, if necessary, in order to effect such agreement, and


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

(iii) set aside or reserve for the benefit of the Holder, the stock, securities, property and cash to which the Holder would be entitled to upon exercise of this Warrant.

      5.2 In case the Company shall (A) pay a dividend or make a distribution on its shares of Capital Stock (B) subdivide or reclassify its outstanding Capital Stock into a greater number of shares, or (C) combine or reclassify its outstanding Capital Stock into a smaller number of shares or otherwise effect a reverse split, (other than a change in par value or from no par value to a specific par value), the Exercise Price shall be proportionately adjusted so that the Holder shall have the right thereafter to receive upon exercise of this Warrant solely the kind and amount of shares, the Holder would have owned had this Warrant been exercised immediately prior to such dividend, subdivision, combination or reclassification.

      5.3 The above provisions of this paragraph 5 shall similarly apply to successive reclassifications and changes of shares of capital stock of the Company and to successive consolidations.

      5.4 In case the Company shall, subsequent to the date hereof, issue rights or options or warrants to all holders of its Capital Stock entitling them to subscribe for or purchase shares of Capital Stock (or securities convertible into Capital Stock) at a price (or having a conversion price per share) less than the current market price of the Capital Stock, the Exercise Price shall be adjusted so that the same shall equal the price determined by multiplying the Exercise Price in effect immediately prior to the date of such issuance by a fraction, of which the numerator shall be the number of shares of Capital Stock outstanding on the record date mentioned below plus the number of additional shares of Capital Stock which the aggregate offering price of the total number of shares of Capital Stock so offered (or the aggregate conversion price of the convertible securities so offered) would purchase at such current market price per share of the Capital Stock, and of which the denominator shall be the number of shares of Capital Stock outstanding on such record date plus the number of additional shares of Capital Stock offered for subscription or purchased (or into which the convertible securities so offered are convertible). Such adjustment shall be made successively whenever such rights or warrants are issued and shall become effective immediately after the record date for the determination of stockholders entitled to receive such rights or warrants; and to the extent that shares of Capital Stock or securities convertible into Capital Stock are not delivered after the expiration of such rights or warrants, the Exercise Price shall be readjusted to the Exercise Price which would then be in effect had the adjustments made upon the issuance of such rights or warrants been made upon the basis of delivery of only the number of shares of Capital Stock (or securities convertible into Capital Stock) actually delivered.

      5.5 In case the Company shall, subsequent to the date hereof, distribute to all holders of Capital Stock evidences of its indebtedness or assets (excluding cash dividends or distributions paid out of current earnings or subscription rights or warrants (excluding those referred to in Paragraph 5.4 of this Warrant), then in each such case the Exercise Price in effect thereafter shall be determined by multiplying the Exercise Price in effect immediately prior thereto by a fraction, of which the numerator shall be the total number of shares of capital Stock outstanding multiplied by the current market


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

price per share of capital Stock, less the fair market value (as determined by the Company's Board of Directors) of said assets or evidences of indebtedness so distributed or of such rights or warrants, and of which the denominator shall be the total number of shares of Capital Stock outstanding multiplied by such current market price per share of Capital Stock. Such adjustment shall be made successively whenever such a record date is fixed. Such adjustment shall be made whenever any such distribution is made and shall become effective immediately after the record date for the determination of stockholders entitled to receive such distribution.

      5.6 If, for any reason, prior to the exercise of this Warrant in full, the Company spins off or otherwise divests itself of a part of its business or operations or disposes all or of a part of its assets in a transaction (the "Spin Off") in which the Company does not receive compensation (other than nominal non-material compensation) for such business, operations or assets, but causes securities of another entity (the "Spin Off Securities") to be issued to security holders of the Company, then the Company shall cause (a) to be reserved Spin Off Securities equal to the number thereof which would have been issued to the Holder had all of the Holder's unexercised Warrants outstanding on the record date (the "Record Date") for determining the amount and number of Spin Off Securities to be issued to security holders of the Company (the "Outstanding Warrants") been exercised as of the close of business on the trading day immediately before the Record Date (the "Reserved Spin Off Shares"), and (b) to be issued to the Holder on the exercise of all or any of the Outstanding Warrants, such amount of the Reserved Spin Off Shares equal to (i) the Reserved Spin Off Shares multiplied by (ii) a fraction, of which (x) the numerator is the amount of the Outstanding Warrants then being exercised, and (y) the denominator is the amount of the Outstanding Warrants.

6. Limited Transfer

      (a) This Warrant may not be sold, transferred, assigned or hypothecated by the Holder unless and until the capital stock for the purchase of which such Warrant is exercisable shall then be covered by an effective and current registration statement on Form SB-2 (or any other appropriate form) under the Securities Act of 1933, as amended (the "Act") and all applicable state securities laws or the Company shall have received an opinion of counsel (which counsel is reasonably acceptable to the Company) to the effect that the proposed sale or transfer is exempt from the registration provisions of the Act and all applicable state securities laws. The Company may treat the registered holder of record as the Holder for all purposes. The Company shall permit any holder of a Warrant or his duly authorized attorney, upon written request during ordinary business hours, to inspect and copy or make extracts from its books showing the registered holders of Warrants.

      (b) Unless covered by an effective and current registration statement, the Warrant Shares issued upon exercise of the Warrants shall be subject to a stop transfer order and the certificate or certificates evidencing such Warrant Shares shall bear the following legend:


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

"THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, PURSUANT TO A REGISTRATION STATEMENT. ACCORDINGLY, SUCH SHARES MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO A REGISTRATION STATEMENT UNDER SUCH ACT, OR AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT."

7. Registration Rights

      (a) Within 135 days following the Conversion Date the Company will include in a registration statement (the "Registration Statement") which the Company will prepare and file with the SEC under the Act the Warrant Shares (collectively, the Warrant Shares hereinafter referred to herein as the "Securities"). The Holder shall pay any and all underwriting commissions, if any, in connection with the re-sale by the undersigned of the Securities, but the Company shall bear all fees and expenses attendant to registering the Securities under federal, state and any other securities laws, and any required filings with the NASD, including, without limitation, all printing costs.

      (b) The Company shall use its best efforts through its officers, directors, auditors, and counsel to cause such registration statement to become effective as promptly as practicable. The Company shall keep effective and current any registration or qualification contemplated by this Agreement and shall from time to time amend or supplement each applicable registration statement, preliminary prospectus, final prospectus, application, document, and communication in order to maintain the Registration Statement effective and current for so long as the Securities are not transferable under Rule 144(k) under the Act.


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

      (c) The Company shall use its best efforts to cause the Securities to be registered or qualified for sale under the securities or blue sky laws of such jurisdictions as the Holder(s) may reasonably request; provided, however, that the Company shall not by reason of this Article be required to qualify to do business in any state in which it is not otherwise required to qualify to do business or to file a general consent to service of process in such jurisdiction.

      (d) Upon request, the Company shall furnish each Holder and its counsel copies of all registration statements and amendments and supplements thereto, each preliminary and final prospectus and amendment and supplement thereto, comment letters from the Commission, the National Association of Securities Dealers ("NASD") and state securities commissions, and such other documents as any Holder shall reasonably request to facilitate the disposition of the Securities included in such registration.

      (e) The Company will indemnify and hold harmless each Holder, and each partner, officer, director, and controlling person of such Holder, with respect to which registration, qualification or compliance has been effected pursuant to this Agreement against all claims, losses, damages and liabilities (or actions in respect thereof under the Act, the Exchange Act, common law or otherwise arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any prospectus, offering circular or other document (including any related registration statement, notification or the like as amended and supplemented) incident to any such registration, qualification or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by the Company of any rule or regulation promulgated under the Act or any state securities or blue sky laws applicable to the Company and relating to action or inaction required of the Company in connection with any such registration, qualification or compliance, and will promptly reimburse each such Holder, and each partner, officer, director, and each controlling person of such Holder, for any legal and other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action; provided, that the Company will not be liable to any Holder or any partner, officer, director and controlling person of any Holder, to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission contained in information furnished to the Company by any Holder in writing for use therein.

      (f) In connection with any registration statement in which a holder of Securities is participating, each such holder shall furnish to the Company in writing such information and affidavits as the Company and any underwriter reasonably requests for use in connection with any such registration statement or prospectus and shall indemnify the Company, its directors and officers and each Person who controls the Company (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses resulting from any untrue or alleged untrue statement of material fact contained in the registration statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the


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extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by such holder.

      (g) If the indemnification provided for in subparagraphs (e) and (f) above is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage, or expense referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such of loss, liability, claim, damage, expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by a court of competent jurisdiction by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the party's relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission. Notwithstanding the provisions of this subparagraph (viii), a Holder shall not be required to contribute any amounts in excess of the amount equal to the gross proceeds realized by such Holder from the sale of the securities registered pursuant to such registration statement.

      (h) With a view to making available the benefits of certain rules and regulations of the Commission which may permit the sale of restricted securities (as that term is used in Rule 144 under the Act) to the public without registration, the Company undertakes to use its best efforts to:

            (i) make and keep public information available as those terms are understood and defined in Rule 144 under the Act;

            (ii) file with the Commission in a timely manner all reports and other documents required of the Company under the Act and the Exchange Act at any time after it has become subject to such reporting requirements; and

            (iii) so long as a Holder owns any restricted Securities, furnish to the Holder promptly upon a written request by the Holder as to the Company's compliance with the reporting requirements of Rule 144 (at any time from and after ninety days following the effective date of the first registration statement filed by the Company for an offering of Securities to the general public), and of the Act and The Exchange Act of 1934, as amended, a copy of the most recent annual or quarterly report of the Company, and such other reports and documents so filed as the Holder may reasonably request in availing himself, herself or itself of any rule or regulation of the Commission allowing the Holder to sell any such Securities without registration.

      (i) Notwithstanding the forgoing, if at any time or from time to time after the date of effectiveness of the Registration Statement, the Company notifies the


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Holders in writing of the existence of a Potential Material Event, the holders shall not offer or sell any Securities, or engage in any other transaction involving or relating to the Securities, from the time of the giving of notice with respect to a Potential Material Event until either the events or circumstances comprising such Potential Material Event have been disclosed to the public or no longer constitute a Potential Material Event; provided however, that the Company may not so suspend the right to such holders of Securities during the periods the Registration Statement is required to be in effect other than during a Permitted Suspension Period. The term "Permitted Suspension Period" means one or more suspension periods during any consecutive 12-month period which suspension periods, in the aggregate, do not exceed fifty (50) days, provided, however, that no one such suspension period shall either (i) be for more than twenty (20) days or (ii) begin less than ten (10) business days after the last day of the preceding suspension (whether or not such last day was during or after a Permitted Suspension Period) and the term "Potential Material Event" shall mean any of the following: (i) the possession by the Company of material information not ripe for disclosure in a registration statement, which shall be evidenced by determinations in good faith by the Board of Directors of the Company that disclosure of such information in the registration statement would be detrimental to the business and affairs of the Company; or (ii) any material engagement or activity by the Company which would, in the good faith determination of the Board of Directors of the Company, be adversely affected by disclosure in a registration statement at such time, which determination shall be accompanied by a good faith determination. Notwithstanding anything to the contrary contained herein, the provisions hereof shall not apply to the extent that any of the Securities then included in such Registration Statement may be sold or otherwise transferred under Rule 144 under the Act or are transferred in a private non-brokerage transaction.

8. Loss, etc. of Warrant

      Upon receipt of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant, and of indemnity reasonably satisfactory to the Company, if lost, stolen or destroyed, and upon surrender and cancellation of this Warrant, if mutilated, and upon reimbursement of the Company's reasonable incidental expenses, the Company shall execute and deliver to the Holder a new Warrant of like date, tenor and denomination.

9. Warrant Holder Not Shareholder

      Except as otherwise provided herein, this Warrant does not confer upon the Holder any right to vote or to consent or to receive notice as a shareholder of the Company, as such, in respect of any matters whatsoever, or any other rights or liabilities as a shareholder, prior to the exercise hereof.

10. Headings


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      The headings of this Warrant have been inserted as a matter of convenience and shall not affect the construction hereof.

11. Notices.

      Unless otherwise provided, any notice required or permitted under this Warrant shall be given in writing and shall be deemed effectively given upon personal delivery to the party to be notified or seven (7) days after deposit with a National Post Office, for dispatch by registered or certified mail, postage prepaid and addressed to either party at the appropriate addresses set forth below.

(a)   If to the Company: at   Ambient Corporation
                              1033 Beacon Street
                              Brookline, MA

(b)   if to the Holder:       At the address last provided in writing by the
                              Holder to the Company

12. Governing Law

      This Warrant shall be governed by and construed and enforced in accordance with the laws of the State of Delaware applicable to contracts made and performed within such State.

13. Waiver

      Except as expressly provided herein, neither this Warrant nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the party against whom enforcement of any such amendment, waiver, discharge or termination is sought; provided, however, that any provisions hereof may be amended, waived, discharged or terminated upon written consent of the Company and the Majority of the Holders.

      IN WITNESS WHEREOF, the Company has caused this Warrant to be executed as of the date first written above.

AMBIENT CORPORATION


By:________________________________


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                                    EXHIBIT A

                              WARRANT EXERCISE FORM

                                                    _________________, 200_

TO: Ambient Corporation
RE: Exercise of Warrant

The undersigned hereby irrevocably elects to exercise the attached Warrant to the extent of ___________________ shares of Common Stock of Ambient Corporation then issuable according to the terms thereof at the per share price of $___. Payment to the Company of the total purchase price for such shares has been made simultaneously with the delivery of this exercise of warrant.


By:________________________________


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                                CASHLESS EXERCISE

      The undersigned, _____________, pursuant to the provisions of the foregoing Warrant, hereby elects to exchange its Warrant for _______ shares of Common Stock, par value $0.001 per share, of Ambient Corporation, pursuant to the Cashless Exercise Provisions of the Warrant.

Dated:                                  Signature:

                                        Address: